Exhibit 99.1

NeurogesX, Inc.	The Ruth Group
Stephen Ghiglieri	Sara Pellegrino (investors)
Executive Vice President, COO	(646) 536-7002
and CFO	spellegrino@theruthgroup.com
(650) 358-3310
Jason Rando (media)
(646) 536-7025
jrando@theruthgroup.com

NeurogesX Reports First Quarter 2010 Results

Conference Call Today at 4:30pm ET

Recent Highlights:

•	NeurogesX sales force launched Qutenza® (capsaicin) 8% patch in U.S., for management of neuropathic pain associated with postherpetic neuralgia (PHN)

•	Medicare Part B reimbursement coverage confirmed for Qutenza

•	$40 Million royalty financing agreement finalized with Cowen Healthcare Royalty Partners

Upcoming 2010 Milestones:

•	Qutenza E.U. launch by Astellas Pharma Europe Ltd.

•	NGX-1998 Phase 2 clinical trial initiation in PHN patients

San Mateo, Calif., (May 11, 2010) – NeurogesX, Inc. (Nasdaq: NGSX), a biopharmaceutical company focused on developing and commercializing novel pain management therapies, today reported results for its first quarter ended March 31, 2010.

During the first quarter of 2010, NeurogesX finalized commercialization plans and completed training of the U.S. launch teams for Qutenza® (capsaicin) 8% patch. These include field-based sales representatives, reimbursement specialists and a team of contract clinical educators to assist physicians with education, training, and access to treatment and reimbursement. In addition, a dedicated reimbursement hotline is available to further assist patients and physician offices to facilitate access to coverage.

As of April 5, 2010, Qutenza is available in the U.S. for patients with neuropathic pain associated with postherpetic neuralgia (PHN) and is being commercialized through the NeurogesX sales force. Utilizing a “total office sales call” approach, the Qutenza launch is focused on a high touch sales effort emphasizing education and training which the Company believes represents an investment in the long-term success of Qutenza.

As previously announced on April 30, 2010 during the NeurogesX 2010 Investor Day, all of the Medicare Administrative Contractors (MACs) that process claims on behalf of the Centers for Medicare & Medicaid Services (CMS) have confirmed coverage for Qutenza under Medicare Part B. Currently, the MACs that process Medicare claims in eight states (Florida, Idaho, North Carolina, California, Hawaii, Nevada, West Virginia, and Ohio) have published guidance documents on their websites directed at local providers detailing coverage and coding requirements for Qutenza.

Anthony DiTonno, President and CEO, commented, “The first quarter of 2010 was dedicated to launch preparations for Qutenza, and the remainder of 2010 is focused on execution in the market. Five weeks following launch, physician interest in Qutenza is high. We are very pleased with the progress of our sales team in introducing Qutenza to pain specialists under our total office sales call strategy. We are continuing to find that clinicians rapidly embrace the clinical benefits of Qutenza, however, reimbursement has been mentioned as a barrier to Qutenza adoption. On this front, we were thrilled to receive confirmation from the Medicare contractors regarding coverage under Medicare Part B. This came much sooner than we had expected. Overall we are pleased with the launch progress and remain well-capitalized from our $40 million royalty financing to invest in Qutenza’s success going forward.”

First Quarter 2010 Results

Collaboration revenue for the first quarter of 2010 was $1.8 million, and reflects amortization of upfront payments received in connection with the Astellas Agreement. Amortization began in late September 2009 with the transfer of the E.U. Qutenza marketing authorization from NeurogesX to Astellas.

Total operating expenses were $10.9 million for the first quarter of 2010, up from $4.5 million in the year ago period. The year-over-year increase was primarily attributed to the Company’s investment in the commercial infrastructure for Qutenza, marginally offset by a decrease in research and development. Research and development expenses were $2.1 million for the first quarter of 2010, or 9% below the year ago period, primarily reflecting a decrease in expensed manufacturing costs that began being capitalized to inventory following FDA approval of Qutenza.

Selling, General and Administrative (SG&A) expenses were $8.8 million during first quarter 2010, up from $2.2 million in the first quarter 2009. During the first quarter of 2010 the Company was hiring and training its commercial team, preparing marketing materials, and conducting other activities related to the launch of Qutenza. During the year ago period, limited pre-commercialization activities were performed while marketing authorizations for Qutenza were pending in the U.S. and E.U.

Net loss for the first quarter of 2010 was $9.2 million, compared to a net loss of $4.6 million for the first quarter of 2009. Net loss per share was $0.52 per share and $0.26 per share for the three months ended March 31, 2010 and 2009, respectively, based on weighted average shares outstanding of 17,726,153 and 17,568,600, respectively. The weighted average shares used in computing net loss per share for all periods presented exclude anti-dilutive securities, such as stock options and warrants.

Cash, cash equivalents and short-term investments were $40.1 million at March 31, 2010, compared to $50.6 million at December 31, 2009. On April 30, 2010 the Company entered into a $40 million Royalty Financing Agreement with Cowen Royalty, creating a debt obligation secured by royalties and future milestone payments payable to NeurogesX by Astellas.

Stephen Ghiglieri, EVP, COO and CFO, commented, “As of April 5, 2010 NeurogesX is a commercial enterprise, and we are pleased with the results of our commercial team. There is a high conversion of physicians reached to those that have been trained or scheduled for training, and we are committed to helping create a positive initial experience, with Qutenza, for each patient and physician. We continue to believe that our near term investment will ensure the highest long term value for the Qutenza franchise. It will likely take at least four quarters to see a meaningful result in revenue growth rates, as we implement our total office sales call strategy to ensure optimal education, training, and reimbursement assistance surrounding Qutenza. We plan to continue our investment in the Qutenza launch, further supported by our recent $40 million royalty financing agreement secured by future E.U. royalty and milestone payments under the Astellas agreement. We also look forward to initiating Phase 2 clinical trials of NGX-1998 in PHN patients and to further evaluating the potential to expand our market reach with Qutenza.”

Conference Call Details

The Company will hold its quarterly conference call today at 4:30pm ET (1:30pm PT) to discuss first quarter 2010 results.

To participate, please dial 1-877-407-0789 (USA) or 1-201-689-8562 (International). To access the live web cast please visit the Investor Relations section on the corporate web site at http://www.neurogesx.com.

A replay of the conference call will be available beginning May 11, 2010 at 7:30 p.m. ET (4:30 p.m. PT) and ending on June 11, 2010 by dialing 1-877-660-6853 (USA) or 1-201-612-7415 (International), Account Number: 3055, Conference ID Number: 350371. A replay of the webcast will also be available on the corporate website for one month, through June 11, 2010.

About NeurogesX, Inc.

NeurogesX, Inc. (Nasdaq: NGSX) is a San Francisco Bay Area-based biopharmaceutical company focused on developing and commercializing novel pain management therapies. NeurogesX was founded on the concept that use of prescription-strength capsaicin could help manage the pain associated with neuropathic pain conditions. Since its inception, NeurogesX has leveraged its passion to help people with pain to efficiently develop this concept and is now poised to bring its lead product to patients and physicians. In addition, we continue to apply our knowledge and expertise in the development of other novel treatments for pain.

The Company’s lead product, Qutenza® (capsaicin) 8% patch, is a localized dermal delivery system containing a prescription strength of capsaicin that is currently approved in the United States and the European Union. Qutenza is now available in the United States for patients with postherpetic neuralgia (PHN). In Europe, Qutenza will be marketed by Astellas Pharma Europe Ltd. (Astellas), the European subsidiary of Tokyo-based Astellas Pharma Inc.

The Company’s most advanced product candidate, NGX-1998, is a topically applied liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions such as PHN. NGX-1998 has completed three Phase 1 studies.

The Company’s early-stage product pipeline includes pre-clinical compounds which are prodrugs of acetaminophen and various opioids. The Company has evaluated these compounds in vitro and in vivo.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include but are not limited to: statements about the safety and efficacy of Qutenza; expectations regarding reimbursement for Qutenza; market acceptance of Qutenza by patients and healthcare providers; planned commercialization and sales strategies, as well as the expected benefits of such strategies and the effect such strategies may have on revenue expectations and capitalization; expectations regarding expenses and cash burn rate; the utility and potential benefits of the royalty financing arrangement to NeurogesX and its shareholders; and the timing of re-entry of NGX-1998 into clinical development and the outcomes of any development trials. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to: difficulties or delays in the commercialization of Qutenza, including with respect to manufacture and supply of Qutenza; Qutenza and NeurogesX’s other product candidates may have unexpected adverse side effects; physician or patient reluctance to use Qutenza; and other difficulties or delays in the launch of Qutenza in the United States and, by Astellas in the European Union. For further information regarding these and other risks related to NeurogesX’s business, investors should consult NeurogesX’s filings with the Securities and Exchange Commission.

NeurogesX, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2010	2009
Collaboration revenue	$1,786	$—

Operating expenses:
Research and Development	$2,123	$2,326
Selling, general and administrative	8,806	2,189

Total operating expenses	10,929	4,515

Loss from operations	(9,143)	(4,515)
Interest income	8	40
Interest expense	(4)	(120)
Other income (expense), net	(24)	(7)

Net loss	$(9,163)	$(4,602)

Basic and diluted net loss per share	$(0.52)	$(0.26)

Shares used to compute basic and diluted net loss per share	17,726,153	17,568,600

NeurogesX, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2010	December 31,2009
	(unaudited)	(Note 1)
Assets
Current assets:
Cash and cash equivalents	$23,820	$29,695
Short term investments	16,291	20,864
Receivable from collaborative partner	513	678
Prepaid expenses and other current assets	1,275	769
Restricted cash	40	40
Inventories, net	589	—

Total current assets	42,528	52,046

Property and equipment, net	930	739
Restricted cash	120	120

Total Assets	$43,578	$52,905

Liabilities and Stockholders’ Equity (Deficit)
Liabilities
Current Liabilities
Accounts payable	$839	$65
Accrued compensation	1,166	2,157
Accrued license fees	—	1,213
Accrued research and development	285	670
Other accrued expenses	4,292	1,222
Deferred revenue	7,242	7,242
Notes payable - current portion	—	191

Total current liabilities	13,824	12,760

Non-current liabilities
Deferred revenue	37,815	39,601
Deferred rent	250	291

Total non-current liabilities	38,065	39,892

Commitments and contingencies

Stockholders’ equity (deficit):
Common Stock	18	18
Additional paid-in capital	212,846	212,254
Accumulated other comprehensive income	(1)	(8)
Accumulated deficit	(221,174)	(212,011)

Total stockholders’ equity (deficit)	(8,311)	253

Total liabilities and stockholders’ equity (deficit)	$43,578	$52,905

(Note 1) The balance sheet at December 31, 2009, has been derived from the audited consolidated financial statements at that date.